Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Scott A. Rieger	David Schull
Senior Director, Investor Relations	President
srieger@arenapharm.com	david.schull@russopartnersllc.com
858.453.7200, ext. 1374	858.717.2310

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports First Quarter 2015 Financial Results

— Conference Call and Webcast Scheduled for Today at 5:00 p.m. Eastern Time —

SAN DIEGO, CA, May 11, 2015 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the first quarter ended March 31, 2015.

“We are pleased with the progress we have made thus far in 2015, including the approval and launch of BELVIQ in South Korea, our entry into a collaboration for the development and commercialization of nelotanserin, and the favorable results generated from our investigational clinical trials for APD334 for inflammatory bowel diseases, APD371 for pain or fibrotic diseases and BELVIQ XR, a once-daily extended release formulation of BELVIQ for weight management,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We continue to advance our clinical pipeline toward proof of concept and beyond in areas of unmet medical need as we support efforts to bring BELVIQ to additional patients in new territories.”

First Quarter and Recent Developments

BELVIQ® (lorcaserin HCl) Commercial Update

•	IMS Health estimates that approximately 169,000 prescriptions for BELVIQ were filled in the United States in the first quarter of 2015, representing growth in total prescriptions of approximately 13.7% compared to the previous quarter.

•	Eisai recorded net US product sales for BELVIQ of $12.8 million during the first quarter of 2015.

•	BELVIQ was approved for marketing for weight management in South Korea, and Ildong commenced marketing in late February 2015. In connection with the approval, Arena received a milestone payment of $3.0 million from Ildong. From launch through March 31, patients filled prescriptions totaling 766,350 tablets, which equates to approximately 12,770 one-month prescriptions. Arena recorded $2.2 million net South Korea product sales for BELVIQ during the first quarter of 2015.

•	Announced that the US Patent and Trademark Office granted Arena US Patent No. 8,999,970 for BELVIQ, which describes a method for selecting appropriate patients based on renal function. Arena expects this additional patent to potentially extend the exclusivity of BELVIQ until 2033.

Arena Research & Development

•	Arena and Roivant Sciences Ltd. entered into a Development, Marketing and Supply Agreement for nelotanserin, Arena’s internally discovered inverse agonist of the serotonin 2A receptor. The agreement grants Roivant exclusive worldwide rights to develop and commercialize nelotanserin, subject to regulatory approval. Arena will receive a $4.0 million upfront payment and is eligible to receive regulatory and development milestone payments, a portion of net sales and other payments.

•	Announced results from a Phase 1 single-ascending dose clinical trial of APD371, a highly selective and potent agonist of the cannabinoid 2 (CB2) receptor in development as a potential treatment for pain and fibrotic diseases.

•	Announced the completion of two registrational clinical trials for an extended release formulation of lorcaserin, planned to be marketed as BELVIQ XR®. A New Drug Application is intended to be filed with the US Food and Drug Administration later this year.

•	Initiated patient dosing in a Phase 2 clinical trial of ralinepag, an oral, non-prostanoid prostacyclin (IP) receptor agonist intended for the treatment of pulmonary arterial hypertension.

•	Announced results from a Phase 1b multiple-ascending dose clinical trial for APD334, an oral drug modulator of the sphingosine 1-phosphate subtype 1 (S1P1) receptor for the potential treatment of autoimmune diseases.

First Quarter 2015 Financial Results

•	Revenues totaled $12.3 million, including $6.6 million in net product sales of BELVIQ, and a $3.0 million milestone for approval of BELVIQ in South Korea.

•	Research and development expenses totaled $22.0 million.

•	General and administrative expenses totaled $8.4 million.

•	Net loss was $24.3 million, or $0.10 per share.

•	At March 31, 2015, cash and cash equivalents totaled $241.0 million, including net proceeds of $100.7 million from the common stock offering in January 2015.

•	At March 31, 2015, approximately 242.0 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to provide a corporate update and report first quarter financial results. The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ First Quarter 2015 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Conference Participation

Arena is planning to participate at upcoming investment and industry conferences, including:

•	Bank of America Merrill Lynch 2015 Health Care Conference, May 12-14, 2015, Las Vegas, Nevada

•	Jefferies Global Healthcare Conference, June 1-4, 2015, New York, New York

•	JMP Securities Life Sciences Conference, June 23-24, 2015, New York, New York

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. The exact mechanism of action is not known.

BELVIQ is approved by the US Food and Drug Administration to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•	The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation, and, in patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For additional information about BELVIQ, including important safety information, click here for the full Prescribing Information or visit www.BELVIQ.com.

Arena has granted exclusive marketing and distribution rights for BELVIQ to Eisai Inc. and Eisai Co., Ltd., for most territories worldwide; to Ildong Pharmaceutical Co., Ltd., for South Korea; to CY Biotech Company Limited for Taiwan; and to Teva Pharmaceutical Industries Ltd.’s local Israeli subsidiary, Abic Marketing Limited, for Israel. BELVIQ is approved for weight management by the US Food and Drug Administration and the Ministry of Food and Drug Safety in South Korea. Eisai Inc. and Ildong Pharmaceutical Co., Ltd., market and distribute BELVIQ in the United States and South Korea, respectively, and Arena manufactures and supplies the finished commercial product from its facility in Switzerland.

Arena owns composition of matter patents for lorcaserin that have been issued in major jurisdictions globally that, in most cases, are capable of continuing into 2023. Arena has filed applications for patent term extension on patents directed to composition of matter in the United States, which, if granted, would extend the composition of matter patent term into 2026 or potentially into 2027. In addition, the US Patent and Trademark Office recently granted Arena a method-of-treatment patent, US Patent No. 8,999,970, which describes a method for selecting appropriate patients based on renal function for BELVIQ and may extend exclusivity for BELVIQ until 2033.

About Arena Pharmaceuticals

Arena is embracing the challenge of improving health by seeking to bring innovative medicines targeting G protein-coupled receptors to patients. Arena’s focus is discovering, developing and commercializing drugs to address unmet medical needs, and BELVIQ® (lorcaserin HCl) is Arena’s first internally discovered drug approved for marketing. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® and BELVIQ XR® are registered trademarks of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the significance of the progress in 2015; the commercialization of BELVIQ; rights, obligations, activities and expectations with respect to collaborative agreements; the therapeutic indication, use, safety, efficacy, mechanism of action and potential of BELVIQ; the results, progress, therapeutic indication, regulatory application and approval, potential and other aspects of research and development programs; advancing the clinical pipeline, including toward proof of concept and beyond; bringing BELVIQ to additional patients and supporting related efforts; patent coverage, including potential exclusivity; participation at conferences; embracing the challenge of improving health; seeking to bring innovative medicines to patients; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ or lorcaserin; cash and revenues generated from BELVIQ, including the impact of competition; the risk that Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and lorcaserin may not be approved for marketing in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; Arena’s and third parties’ intellectual property rights; the timing, success and cost of Arena’s research and development; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2015	2014

	(unaudited)
Revenues
Net product sales	$6,618	$2,882
Other Eisai collaborative revenue	2,136	3,347
Toll manufacturing	346	448
Other collaborative revenue	3,156	137

Total revenues	12,256	6,814

Operating Costs & Expenses
Cost of product sales	3,191	831
Cost of toll manufacturing	402	496
Research & development	21,968	20,988
General & administrative	8,439	8,037

Total operating costs & expenses	34,000	30,352

Interest & Other Income (Expense)
Interest income	34	29
Interest expense	(1,696)	(1,747)
Loss from valuation of derivative liabilities	(1,549)	(110)
Other	660	111

Total interest & other expense, net	(2,551)	(1,717)

Net loss	$(24,295)	$(25,255)

Net loss per share:
Basic	$(0.10)	$(0.12)

Diluted	$(0.10)	$(0.12)

Shares used in calculating net loss per share:
Basic	235,703	219,222

Diluted	235,703	219,222

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2015	December 31, 2014
	(unaudited)	[1]
Assets
Cash & cash equivalents	$240,981	$163,209
Accounts receivable	12,209	3,712
Inventory	11,386	10,831
Prepaid expenses & other current assets	4,048	4,144
Land, property & equipment, net	82,096	82,919
Intangibles & other non-current assets	11,569	11,570

Total assets	$362,289	$276,385

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$43,441	$49,158
Total deferred revenues	117,326	108,302
Derivative liabilities	2,023	474
Total lease financing obligations & other long-term liabilities	70,565	71,106
Total stockholders’ equity	128,934	47,345

Total liabilities & stockholders’ equity	$362,289	$276,385

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

###